Exhibit 99.4

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the consent solicitation statement/ proxy statement/ prospectus on Form S-4 of Snapper Merger Sub I, Inc. (the “consent solicitation statement/ proxy statement/ prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended from time to time, as a nominee to the board of directors of New Sitio (as defined in the proxy statement/prospectus). I also consent to the filing of this consent as an exhibit to such proxy statement/prospectus and any amendments thereto.

/s/ Christopher L. Conoscenti
Christopher L. Conoscenti

Dated: November 10, 2022